UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MORGAN STANLEY

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April 17, 2009

Dear Fellow Morgan Stanley Shareholder:

The Board of Directors recommends that shareholders approve the amendment of our 2007 Equity Incentive Compensation Plan at our annual shareholders meeting. We strongly believe that approval of the amendment of the Plan is essential to our continuing efforts to build shareholder value.

We realized a tremendous opportunity when we announced the Morgan Stanley-Smith Barney joint venture early this year combining our global wealth management business with Citigroup’s Smith Barney unit.  As a result of this transaction, approximately 25,000 employees will be joining our workforce.  This is an increase to Morgan Stanley’s current workforce of approximately 55%.

As of January 31, 2009, the Company had approximately 34 million shares available for future stock unit and restricted stock grants to employees.  This is not expected to be sufficient for grants over the next year, particularly in light of the thousands of employees that will be joining our workforce as a result of the joint venture.  In order to continue to grant equity awards through the next year – to Morgan Stanley as well as to joint venture employees – the Board is asking shareholders to approve an additional 25 million shares for issuance under our Plan. If the Plan amendment is approved, we expect to have sufficient shares for grants made over the next year and to return to shareholders to request approval of additional shares at the annual meeting of shareholders in 2010.

Morgan Stanley’s compensation practices strive to reflect a balance between the need in the global financial services industry to deliver a significant portion of compensation in the form of equity awards in order to remain competitive and Morgan Stanley’s commitment to addressing shareholder concerns.  We also recognize that we are operating in a different environment and have implemented changes to our compensation programs accordingly, including by adopting a new performance-based compensation program described in our proxy statement.  We are pleased that in their report for our proxy statement ISS Governance Services (ISS) has recognized our efforts with respect to our compensation programs and supports a vote “FOR” the Company proposal to approve the compensation of our executives as disclosed in the proxy statement, although, based on its customary methodology used to evaluate equity incentive plans, ISS did not support the amendment of the Plan.

In our view, the ISS evaluation methodology, which is a good tool for measuring certain elements of a company’s equity-based compensation program, did not appropriately reflect important considerations regarding Morgan Stanley’s compensation practices. So that you can make a fully informed voting decision on this important matter, we describe our two key concerns below.

First, the ISS methodology did not reflect that a significant portion of the equity awards we propose to issue under the amended Plan will be granted in lieu of cash compensation – as were a significant portion of the equity awards issued in prior years.

Morgan Stanley delivers a portion of employees’ annual incentive compensation in the form of equity awards instead of delivering all annual incentive compensation in cash. At Morgan Stanley, an employee’s annual performance-based incentive compensation is first determined as a dollar amount, and then a portion of that is granted in annual incentive equity awards; these equity awards are granted at 100% of the fair value on the grant date. Over the past two years, annual equity awards comprised on average approximately 80% of our shares granted.

Second, the ISS evaluation was not based on the practices of our true direct competitors. Instead, the ISS methodology evaluated the Plan based on the practices of a very broad group of over 600 companies (those having the same GICS code as Morgan Stanley), most of which are not direct competitors of Morgan Stanley and are not as acutely dependent upon the use of equity compensation in attracting and retaining top talent as Morgan Stanley and its direct competitors.

The environment in which Morgan Stanley seeks top-flight talent with the ability to drive shareholder value continues to be intensely competitive.  Since all of our direct competitors use significant amounts of equity compensation to attract and retain talent, Morgan Stanley would be at a significant competitive disadvantage if we could not use equity awards to attract and retain talent. We believe that Morgan Stanley’s equity grant practices should be evaluated as compared to those of our true direct competitors, not those of the broad group that the ISS methodology considered.

Based on these key points, we urge you to vote FOR the amendment of our Plan.

The Board of Directors also recommends that shareholders vote for the election of all twelve director nominees, including Roy J. Bostock.

We believe that ISS did not appropriately consider certain facts in its determination that Mr. Bostock was affiliated with Morgan Stanley.  The only facts that ISS cited to support  its determination was Morgan Stanley’s employment of Mr. Bostock’s son-in-law, as part of our acquisition of FrontPoint Partners LLC (FrontPoint) in December 2006, and that he received compensation as an employee in 2008.  We believe that the status of Mr. Bostock’s son-in-law as an employee who joined as part of an important, but small acquisition of one alternative asset management business into our multi-faceted asset management business, does not taint his status as an independent director.

Mr. Bostock’s son-in-law became Head of the U.S. Institutional Advisory Group within our asset management segment when Morgan Stanley acquired FrontPoint and became co-CEO of FrontPoint in March 2008, but his reporting line has not changed during that time.  At no time did Mr. Bostock’s son-in-law serve as an executive officer of Morgan Stanley or on its Management Committee.  Mr. Bostock was classified as an “Independent Outsider” in ISS’s

2007 and 2008 reports and his son-in-law’s change in title alone should not alter RMG’s prior assessment.

Mr. Bostock has no influence over our asset management business other than that possessed by any other Morgan Stanley non-employee director.  Based on all of the facts and circumstances and consistent with the rules of the New York Stock Exchange, our Board of Directors (other than Mr. Bostock who recused himself) determined that this relationship is immaterial to Mr. Bostock’s independence, as it had in 2007 and 2008, and ISS also considered the relationship immaterial in 2007 and 2008.

Based on these facts, which are not included in the ISS report, we urge you to vote FOR Roy Bostock along with the other director nominees.

Please support our efforts to build shareholder value by voting FOR approval of the Plan, as well as by following the Board’s voting recommendations on the other agenda items, including by voting FOR all twelve director nominees. If you have any questions, or need any assistance in voting your shares, please contact me at [xxx-xxx-xxxx].  Thank you.

Very truly yours,

Thomas Nides
Chief Administrative Officer and Secretary